EXHIBIT 10.27

                            NITROGEN SUPPLY AGREEMENT

                                     BETWEEN

                     HARRIS CORPORATION SEMICONDUCTOR SECTOR

                       MOUNTAINTOP, PENNSYLVANIA FACILITY

                                       AND

                             LIQUID AIR CORPORATION

                             MERCHANT GASES DIVISION

                 HARRIS SEMICONDUCTOR NITROGEN SUPPLY AGREEMENT

                            MOUNTAINTOP, PENNSYLVANIA

                                Table of Contents

1.0               DEFINITIONS
2.0               CONSTRUCTION
3.0               PURCHASE, DELIVERY AND TITLE
4.0               PRICING
5.0               PRICE ADJUSTMENTS
6.0               OWNERSHIP
7.0               OPERATIONS - MAINTENANCE - IMPROVEMENTS
8.0               HSS'S DISTRIBUTION SYSTEM
9.0               SPECIFICATIONS:
10.0                    TAXES
11.0                    SHUTDOWNS & GUARANTEES
12.0                    METERING
13.0                    UTILITIES
14.0                    INSURANCE
15.0                    DEFAULT
16.0                    WARRANTIES
17.0                    INDEMNIFICATION
18.0                    FORCE MAJEURE
19.0                    TERM
20.0                    ASSIGNMENT
21.0                    NOTICE
22.0                    GENERAL
APPENDIX A        INDENTURE TO LEASE
EXHIBIT 1         METES AND BOUNDS DESCRIPTION OF LEASED
                  PREMISES
APPENDIX B        ESTIMATED UTILITY REQUIREMENTS
APPENDIX C        DESCRIPTION OF NORMAL ATMOSPHERIC AIR
APPENDIX D        SAMPLE HARRIS CALENDAR YEAR
APPENDIX E        PLOT PLAN FOR LAC FACILITY

                             NITROGEN SUPPLY SYSTEM

THIS AGREEMENT made and effective as of the 22nd day of Sept., 1992 (hereinafter referred to as the "Effective Date").

BETWEEN: LIQUID AIR CORPORATION, MERCHANT GASES DIVISION, a corporation duly incorporated under the laws of the State of Delaware, having its main office at 2121 North California Boulevard, Walnut Creek, California 94596 (hereinafter referred to as "LAC")

AND HARRIS CORPORATION, SEMICONDUCTOR SECTOR, a corporation duly incorporated under the laws of the State of Delaware, having offices at Melbourne, Florida (hereinafter referred to as "HSS").

WHEREAS, HSS requires substantial quantities of Nitrogen for use at HSS's Plant Facilities, and

WHEREAS, under agreements executed previously LAC has installed, owned, operated and maintained LAC Plant Facilities on the Leased Premises for the supply by LAC to HSS of HSS's requirements of Nitrogen for HSS's Plant Facilities, and

WHEREAS, except for such obligations for payment for product and facility fees as may be due on account thereunder, neither party is aware of any claim against the other under the said previously executed agreements, and

WHEREAS, under this Agreement, LAC is willing to continue to install, own, operate and maintain the LAC Plant Facilities (including certain expansions thereof to be made per this Agreement) for the continued supply by LAC to HSS of HSS's said Nitrogen requirements,

NOW THEREFORE, the parties covenant and agree as follows:

1.0   - DEFINITIONS

As used in this Agreement:

1.1 HSS's Distribution System shall refer to the system of trunk and service pipelines leading from the battery limits of the LAC Plant Facility HPH-18 (the #2 plant) and HPN-65 (the #1 plant) for the distribution of Nitrogen to the various use points within HSS's Plant Facilities.

1.2 HSS's Plant Facilities shall mean the Mountaintop semiconductor operation located at Mountaintop, Pennsylvania which is and shall be owned and operated by HSS or any successor to HSS's interest in such plant, including any alterations or expansion of such facilities made during the term of this Agreement.

1.3 Completion Date shall mean eight (8) months after the Effective Date or an earlier date if LAC notifies HSS that the expanded #1 plant is complete and operational.

1.4 Contract Year shall mean the period of twelve (12) consecutive months beginning on the Completion Date, and every period of twelve (12) consecutive months thereafter during the term of this Agreement.

1.5 Gaseous Nitrogen shall mean all quantities of Nitrogen produced in gaseous form by the LAC Plant Facility, HPN-18 (#2 plant) and HPN-65 (#1 plant), and made available for delivery to HSS.

1.6 Hauled-In Liquid Nitrogen shall mean all quantities of Nitrogen in liquid form which is hauled in from off-site production facilities by LAC and delivered to HSS.

1.7 LAC Plant Facility shall mean all equipment and facilities previously or to be installed, owned and operated by LAC on the Leased Premises for the production, storage, vaporization, compression, and delivery of Nitrogen in accordance with this Agreement, including any alterations or expansion of such facilities during the term hereof. The LAC Plant Facility shall be capable of producing and compressing a maximum of eighteen thousand (18,000) SCF per hour of Gaseous Nitrogen (plant #2) at ninety (90) PSIG and an expected maximum after the #1 plant expansion (before the #1 plant expansion the maximum is forty seven thousand (47,000) SCF per hour) of sixty-five thousand + /- (65,000 + /-) SCF per hour of Gaseous Nitrogen at ninety five (95) PSIG,(the "Plant Maximums") and shall include the Liquid BackUp System.

1.8 Leased Premises shall mean the property owned by HSS and leased to LAC pursuant to the terms and conditions of a separate "Indenture of Lease" attached hereto and made part hereof as Appendix A, on which property the LAC Plant Facility are or will be located.

1.9 Liquid Back-Up System shall mean at the #2 plant a nine thousand (9,000) and a six thousand (6,000) gallon liquid Nitrogen storage vessel with vaporizers, associated piping, valves, and other related equipment capable of vaporizing up to eighteen thousand (18,000) SCF per hour of Nitrogen. At the #1 plant, after the plant expansion, the Liquid Back-Up System shall mean two (2) eleven thousand (11,000) and a nine thousand (9,000) gallon liquid Nitrogen storage vessel with vaporizers, associated piping, valves, and other related equipment capable of vaporizing up to an estimated sixty-five thousand +/- (65,000 +/-) SCF per hour of Nitrogen.

1.10 Major Equipment shall mean main air compressor, heat exchangers, and the turbine expander, column, metallic structures, main breakers and motors.

1.11 Major Equipment Failure shall mean failure of piece of a Major Equipment for reasons other than due to LAC's failure to perform reasonable maintenance as specified in the vendors manuals or for reasons of LAC's negligence.

1.12 Month or Monthly shall mean a Harris calendar month. Harris will always pay 12 facility fee payments per legal calendar year. An example of a Harris calendar for the year is in Appendix C.

1.13 Nitrogen shall mean all quantities of all types of bulk liquid and gaseous Nitrogen (except cylinder gases) used in the HSS Plant Facilities.

1.14 Point(s) of Delivery in the case of Gaseous Nitrogen shall be the point on the Nitrogen pipelines immediately downstream of the gas-phase flow meters at the point of connection between the LAC Plant Facility and the HSS's Distribution System. In the case of Hauled-In Liquid Nitrogen, Point of Delivery shall be the point or points at which said Nitrogen enters the storage vessel being part of the Liquid Back-up System.

1.15  PSIG shall mean pounds per square inch gauge.

1.16 Standard Cubic Foot (SCF) shall mean the unit of measurement for all purposes hereunder, representing that quantity of dry gas which would occupy a volume of one cubic foot at seventy (70) degrees Fahrenheit temperature and 14.696 pounds per square inch absolute pressure.

1.17  SCFH shall mean standard cubic feet per hour.

2.0   - CONSTRUCTION

2.1 Upon the Effective Date LAC shall commence its efforts to obtain and maintain all permits and licenses necessary for the construction expansion of the LAC #1 Plant Facility. HSS shall use all reasonable efforts to assist LAC in obtaining and maintaining such permits and licenses. Should LAC, despite exerting every reasonable effort, be unable to obtain all permits and licenses necessary for the construction of the expansion of the LAC #1 Plant (HPN-65) as contemplated hereunder within one hundred and twenty (120) days of the Effective Date, LAC shall so notify HSS in writing, and those parts of this Agreement relating to the plant expansion may then be suspended by either party by written notice to the other at any time thereafter until such time as all such permits and licenses have been obtained. Unless otherwise agreed upon in writing by LAC and HSS, LAC shall not, during the period prior to obtaining all necessary permits and licenses, undertake or commence any work on the design, engineering, fabrication, procurement or construction of the LAC Plant Facility.

2.2 Promptly upon LAC obtaining all necessary permits and licenses, LAC shall, at its sole expense, make necessary and appropriate preparations for, and thereafter proceed with design, engineering, fabrication, procurement, and construction of the LAC #1 Plant Facility expansion upon the Leased Premises. Liquid Air Engineering Corporation (LAEC) has recommended to Liquid Air that the existing #1 plant functioning at 47,000 SCFH can be expanded to an expected 65,000 +/- SCFH. LAC will use all reasonable efforts to have the LAC #1 Plant Facility operational within eight months of the Effective Date.

2.3 During the preparation for and construction of the expansion of the #1 Plant within the LAC Plant Facility and at all times as applicable during the Term hereof as set forth in Section of this Agreement, LAC shall:

      a. Designate a competent superintendent who, on behalf of LAC, shall have complete charge of all work on and operation of the LAC Plant Facilities.

      b. Comply with all laws, ordinances, codes, statutes and regulations applicable to the construction, installation and operation of the LAC Plant Facilities.

      c. Indemnify and hold harmless HSS from all mechanics' and suppliers' liens arising out of the labor and materials furnished by or to LAC or its subcontractors in connection with the construction and operation of the LAC Plant Facilities on the Leased Premises, except for all such liens resulting from the acts of HSS, including its employees, agents or assigns.

      d. Take all reasonable precautions to keep the Leased Premises and the lands contiguous thereto free from accumulation of waste materials caused by LAC's activities hereunder (including those of LAC's subcontractors), and upon completion of all work, remove all surplus materials.

      e. Take all reasonable precautions to protect HSS's property from damage arising from acts of LAC, its subcontractors, or employees; LAC shall not however, be responsible for any damage to HSS's property caused by acts of HSS, its contractors, employees, agents or assigns.

2.4 At all times during the Term of this Agreement (including the period of construction of the #1 Plant within the LAC Plant Facility) HSS shall:

      a. make available to LAC space on the premises of the HSS's Plant Facilities adjacent to the Leased Premises for use by LAC for temporary storage of construction materials and equipment, on the condition however, that all risk of damage to and loss of such materials and equipment shall lie with LAC, except with respect to damage or loss caused by the negligence or otherwise wrongful conduct of HSS, its employees, agents or assigns.

      b. Provide LAC free and clear access appropriate to LAC's use of the Leased Premises via hard-surface roadways, from a public access highway to the Leased Premises and on HSS's lands contiguous thereto at all times without charge, obstruction, or delays and provide LAC with rights-of-way across HSS's contiguous lands for installation and operation of utilities and services necessary or appropriate to the operation of the LAC Plant Facility on the Leased Premises.

      c. Prevent unauthorized persons from tampering with, repairing, moving or having access to the LAC Plant Facility.

      d. Install and maintain, at its cost and expense, the HSS's Distribution Systems as required for the safe and proper receipt and handling of Nitrogen supplied by LAC hereunder.

      e. Notify LAC immediately of any damage to or malfunction of any component of the LAC Plant Facility whether real or apparent.

      f. Provide to LAC the additional property needed at the #1 Plant for the new liquid nitrogen vaporization system as included in APPENDIX A, EXHIBIT 1 DESCRIPTION OF LEASED PREMISES. Additionally, the plot plan for #1 plant is included as APPENDIX E.

3.0   - PURCHASE, DELIVERY AND TITLE

3.1 As of the Effective Date, and continuing through the end of the Term as set forth in Section 19.1 hereof, LAC will continue to sell and deliver to HSS and HSS will continue to purchase and receive from LAC HSS's entire requirements for Nitrogen (both bulk liquid and gaseous forms, except cylinder gases) for use by HSS at its plant Facilities as follows:

      a. Gaseous Nitrogen will be produced and delivered by LAC up to the Plant Maximums (either, as applicable, the current Maximums as of the Effective Date, or the increased Maximums as of the commencement of operations of the expanded #1 Plant within the LAC Plant Facility) during periods when the production and compression equipment of the LAC Plant Facility are in normal operation to meet HSS's instantaneous Gaseous Nitrogen requirements, which shall not exceed the Plant Maximums.

      b. Hauled-In Liquid Nitrogen will be withdrawn from the Liquid Back-Up System, to the extent available, vaporized and supplied in its gaseous form as follows:

            i. Whenever HSS's instantaneous gaseous Nitrogen requirements exceed the actual instantaneous Gaseous Nitrogen capacity of either plant within the LAC Plant Facility, and

            ii. Whenever all or part of the LAC Plant Facility are inoperative.

      c. Hauled-In Liquid Nitrogen such as liquid nitrogen for dewars to supply other HSS's requirements as may exist and the price shall be according to 4.1(b).

3.2 Delivery of all Nitrogen to HSS hereunder shall be made at the Points of Delivery. Title and risk of loss to all Nitrogen supplied hereunder will pass to HSS at said Points of Delivery. Risk of loss shall remain with LAC until such time.

4.0   - PRICING

4.1 Subject to the provisions of Paragraph 5.0 hereunder, in consideration of the costs LAC shall/has incurred to install, own, operate and maintain the LAC Plant Facility (and of the additional costs that it will incur for such purposes) for the delivery of Nitrogen to HSS, HSS shall pay to LAC each and every month during the Term of this Agreement, notwithstanding anything else to the contrary contained herein (including Paragraph 18.0) in accordance with the following schedule:

      (a)   [REDACTED]

      (b) For all quantities of Hauled-In Liquid Nitrogen delivered by LAC, except for liquid nitrogen used within the LAC Facility for plant operation and except for special price provided for in subpart (c) below which shall apply during non-operation of Plant #1 in connection with the expansion thereof, HSS shall pay LAC a unit price equal to LACs prevailing Demand Schedule Price in effect for Liquid Nitrogen plus transportation charges per LAC's current standard cartage rates from LAC's nearest point of manufacture (This will not include the facility fee listed in the demand schedule, as that charge is covered in the facility fee for the #1 and #2 plants nor the demand charge listed in the demand schedule). Said price shall be adjusted by LAC from time to time to reflect changes in LAC's Schedule Price and such new price shall become effective upon thirty (30) days written notice to HSS. Upon HSS's request, LAC shall provide documentation on a confidential basis that said pricing for Hauled-In Liquid Nitrogen is consistent with the price charged to other similar LAC customers, corrected for local conditions such as energy and distribution costs and local supply and demand conditions and local competitive factors.

      (a)   [REDACTED]

4.2 Payment terms for all amounts due and payable by HSS to LAC hereunder shall be net twenty five (25) days from date of invoice. LAC shall have the right to charge HSS late payment fees on any past due amount at an interest rate of one percent (1%) per month. Any billing dispute must be made in writing within twenty-five (25) days after the date of invoice; otherwise, the amounts indicated on invoice shall be considered by both parties to be final and binding.

5.0   - PRICE ADJUSTMENTS

5.1   [REDACTED]

6.0   - OWNERSHIP

It is understood and Agreed that the LAC Plant Facilities, including any improvements, additions, expansions, or modifications made thereto is and shall remain absolutely the property of LAC at all times. HSS shall promptly remove any liens, claims or encumbrances caused by HSS including their employees, agents and contractors against the LAC Plant Facility.

7.0   - OPERATIONS - MAINTENANCE - IMPROVEMENTS

7.1 LAC shall, at its own cost, operate and perform such maintenance and repair work on the LAC Plant Facility as required to maintain the facility in good working order and condition. LAC shall perform such work and operate the LAC Plant Facility in a prudent and efficient manner in accordance with generally accepted industry standards.

7.2 Subject to written approval by HSS, and HSS's agreement therein to the costs thereof, LAC shall make capital improvements and/or replace Major Equipment of the LAC Plant Facility from time to time as may be (i) requested by HSS, (ii) mandated by governmental authorities, (iii) necessitated because of changes in HSS's requirements for product, or (iv) required by the air quality surrounding the LAC Plant Facility. Such work shall be performed by LAC for the account of HSS by the parties' agreeing in advance to a fair and reasonable increase in the Monthly Facility Fee as necessary to provide for any increases in LAC's operating cost (including, but not limited to, the additional cost of taxes and insurance) and for the amortization over the remaining term of this Agreement of all agreed upon costs of LAC to perform such work. Should HSS not agree to pay said costs, LAC shall have no obligation to run the Plant Facility if its operation is deemed by LAC to be dangerous or in violation of any law or regulation.

7.3 While the purity specifications set forth in Paragraph 9.0 herein are sufficient for the current needs of HSS, the parties hereto acknowledge that LAC is currently capable of supplying Gaseous Nitrogen with greater purity specifications than set forth in Paragraph 9.0. LAC also recognizes, that HSS is in an industry which requires ever increasing industrial gas purity, and consequently agrees to review any written request by HSS to improve the purity of the Gaseous Nitrogen produced by the LAC Plant Facility. Providing LAC is able to modify the LAC Plant Facility to meet such additional purity requirements and HSS agrees to pay for such additional costs as set forth in Paragraph 7.2, LAC shall so inform HSS and, following completion of the plant modifications and payment therefor by HSS, such specification shall become a part of this agreement.

      In the event that HSS requires a new facility to produce Gaseous Nitrogen of significantly higher purity, HSS shall have the right and option to contract for the purchase thereof from a new facility, and in connection therewith, to terminate this agreement by making a payment to LAC calculated in accordance with Section 19.2 hereof and by complying with the following conditions:

1. HSS shall issue a Request for Quotation ("RFQ") to LAC and such other parties as HSS deems to be capable and qualified, requesting that such parties submit a proposal for supplying HSS's Gaseous Nitrogen requirements in accordance with the specifications and other terms and conditions specified in the RFQ. HSS agrees to send LAC an identical copy of the RFQ including all amendments thereof.

2. If LAC fails to submit a proposal within the period specified in any RFQ (which period shall be at least 30 days), LAC shall be considered non-responsive, and HSS shall be free to conclude a new supply agreement with any other party pursuant to the RFQ which LAC failed to respond to. In such case this agreement shall terminate upon the date the new supplier of Gaseous Nitrogen commences delivery of Gaseous Nitrogen and HSS makes the payment set forth in Paragraph 19.2.

3. If LAC submits a proposal and HSS deems LAC's proposal to be most favorable, the parties shall enter into a new Nitrogen Supply Agreement based on the terms of LAC's proposal and HSS shall make the payment set forth in paragraph 19.2 upon start up of the new facility.

8.0   - HSS'S DISTRIBUTION SYSTEM

HSS shall be responsible, at its cost, for maintaining HSS's Distribution System in a condition suitable for receiving gaseous Nitrogen at working pressures up to one hundred ten (110) PSIG for the #2 plant and up to one hundred twenty
(120) PSIG for the #1 plant at all times during the term of this Agreement. The pre-expansion working pressures will be the same as the post expansion working pressures.

9.0   - SPECIFICATIONS

9.1 All Gaseous Nitrogen delivered by LAC hereunder at a flow rate not exceeding eighteen thousand (18,000) SCFH for the #2 Plant and at a flow rate not exceeding forty seven thousand (47,000) SCFH for the existing pre-expansion Plant and an expected sixty five thousand + /- (65,000 + /-) SCFH after the expansion for the #1 Plant, shall be in accordance with the following specifications:

                                                                  Nitrogen
                                                                  --------
1.    PURITY  (Vol % Minimum)                              99.999 (incl. inerts)

2.    IMPURITIES

      COMBINED O(2) & MOISTURE          (PPM MAXIMUM)                1.0

      HYDROGEN                          (PPM EXPECTED)               1.0

      CARBON DIOXIDE                    (PPM MAXIMUM)                1.0

      HYDROCARBON (AS METHANE)          (PPM MAXIMUM)                1.0

      CARBON MONOXIDE                   (PPM EXPECTED)               1.0

3.          PRESSURE AT POINT OF DELIVERY (PSIG)#2 PLANT 90

            PRESSURE AT POINT OF DELIVERY (PSIG)#1 PLANT 95

9.2 All Hauled-In Liquid Nitrogen shall comply with the Compressed Gas Association's standards and LAC's standard specifications.

9.3 The design and operation of the LAC Plant Facility by LAC hereunder is predicated on the use of atmospheric air containing only commonly occurring atmospheric contaminants and corrosive components. If due to new or changed operations at HSS Plant Facilities, the purity of the atmosphere at HSS Plant Facilities decreases below the atmosphere that is defined in the typical air analysis attached hereto as Appendix D to such an extent that, in the opinion of LAC, operation of the LAC Plant Facilities is hazardous, then HSS will correct the condition, or if HSS does not correct the condition, then LAC may alter the LAC Plant Facility to eliminate the hazards and HSS will pay for any equipment needed by LAC and the installation, operation and maintenance of same. To the extent practicable, LAC will use the most cost effective and environmentally compliant required means to eliminate the hazards.

10.0  - TAXES

10.1 Effective upon the Effective Date, HSS shall pay directly or shall be obligated to reimburse to LAC upon demand the amount of any taxes (other than net income or excess profit taxes or like taxes related to income or excess profits), including but not limited to sales, excise and property taxes, or charges and fees paid by LAC which may be imposed by the United States Government or any state or local governmental authority upon, or measured by (i) the acquisition cost or assessed value of equipment installed as part of the LAC Plant Facility or (ii) the production, delivery, or use of the equipment or (iii) the sale or use of Nitrogen sold to HSS hereunder. It is self evident that Harris shall not have to pay any tax twice.

10.2 If at any time after the Effective Date any new net income or excess profit taxes or like taxes related to income or excess profits is imposed on LAC by any governmental authority or if the rate, provided by law, of any existing net income or excess profit taxes or like taxes related to income or excess profits is increased over current levels, then LAC shall have the right to increase the monthly Facility Fee to HSS to the degree that LAC can reasonably demonstrate to an independent auditor, acceptable to both parties, that the profitability to LAC is directly decreased thereby. LAC shall only have the right to one such increase during the term of this Agreement and said increase shall become effective on the date the notice is received by HSS.

11.0  - SHUTDOWNS

11.1 LAC will have the right, from time to time, to shut down the production and compression facilities of the LAC Plant Facilities for such periods of time as may be necessary for LAC to perform scheduled plant turnarounds consistent with proper operation. LAC shall cooperate with HSS by notifying HSS in advance and when possible to schedule shutdowns for maintenance so as to coincide with HSS's period of least demand for Nitrogen. During any such downtime period, LAC will deliver HSS's gaseous Nitrogen requirements by vaporizing Hauled-In Liquid Nitrogen from the Liquid Back-Up System.

11.2 In the event that downtime of the LAC Plant Facility, for reasons other than force majeure, solely attributable to LAC, exceeds 350 hours for the #1 plant and 350 hours for the #2 plant in any sliding two year period of the Agreement, commencing with the Completion Date, then during any downtime exceeding 350 hours per plant in any said two year period, LAC's price to HSS for vaporized Hauled-In Liquid Nitrogen, up to 47,000 SCFH for Plant #1 before the expansion thereof is made operational and 65,000 SCFH after it is made operational, and up to 18,000 SCFH for Plant #2, shall be equal to the average power cost to HSS for the production of a like quantity of Gaseous Nitrogen at the LAC Plant Facility during the most recent on-stream month. All other conditions of the Agreement including payment of the monthly Facility Fees shall remain in full force and effect. However any monthly Facility Fee adjustment called for and pursuant to Paragraph 5.1 shall also be made during such downtime periods. Said price adjustment(s) shall be the sole remedy of HSS for any downtime. Downtime due to the #1 plant rebuild is not to be figured in the 350 hrs in any two year period.

12.0  - METERING

LAC, at its expense, will install and maintain metering equipment as part of the LAC Plant Facility to measure the quantity of Gaseous Nitrogen delivered to HSS. HSS shall have the right, at its cost and upon reasonable notice to LAC, to test the accuracy of the meters at any time. Deliveries of Hauled-In Liquid Nitrogen shall be measured by LAC, using the method it regularly uses for the type of delivery made.

13.0  - UTILITIES

HSS shall be responsible for providing to the battery limits of the Leased Premises, at no expense to LAC, all electrical power, cooling water, steam and other utilities necessary for the construction, operation and maintenance of the LAC Plant Facilities by LAC in accordance with the terms hereof. Such utilities as needed by LAC, which are the responsibility of HSS, are set forth and attached on Appendix B.

14.0  - INSURANCE

14.1 During the term of this Agreement, LAC and HSS shall each purchase and maintain at their respective expense a General Liability insurance policy, for such amounts as they may consider adequate to protect their respective interests with the following minimums:

      a.    Comprehensive General and Automobile Liability -

            Bodily Injury and Property Damage $1,000,000 per occurrence Combined Single Limit;

      b. Worker's Compensation and Employer Liability within statutory limits.

14.2 LAC shall take and maintain at its expense over the term of this Agreement Fire and `Multiple Risk insurance coverage on the LAC Plant Facility. The terms of such insurance coverage shall be and remain consistent with the insurance coverage LAC typically carries on its own plants.

15.0  - DEFAULT

15.1 If a voluntary or involuntary petition is filed by or against LAC under any bankruptcy law (including a petition for reorganization, extension of payment, composition or adjustment of liabilities), or if a receiver should be appointed for LAC, or if any adjustment or execution is levied against all or part of the property of LAC, or if LAC shall default in the performance of any material covenant to be performed by it under this Agreement and, within thirty (30) days after written notice thereof from HSS, shall not cure such default, bankruptcy, levy, or receivership within thirty days (or, in the case of non-monetary defaults which are of such type that they cannot reasonably be cured within thirty days, shall not commence to cure such default within thirty (30) days and thereafter diligently pursue such cure), HSS may, without prejudice to any other right or remedy it might have, terminate this Agreement by written notice and the payments set forth in Paragraph 4.0 and 5.0 herein shall cease as of the date set for termination in said written notice.

15.2 If a voluntary or involuntary petition be filed by or against HSS under any bankruptcy law (including a petition for reorganization, extension of payment, or adjustment of liabilities), or if a receiver should be appointed for HSS, or if an adjustment or execution is levied against all or part of the property of HSS, or if HSS shall default in the performance of any material covenant to be performed by it under this Agreement, including but not limited to HSS's obligation to make certain fixed monthly Facility Fee payments to LAC as set forth in Paragraph 4.1(a), and within thirty (30) days after written notice thereof from LAC, shall not cure such default, bankruptcy, levy, or receivership within thirty days (or, in the case of non-monetary defaults which are of such type that they cannot reasonably be cured within thirty days, shall not commence to cure such default within thirty (30) days and thereafter diligently pursue such cure), LAC may, without prejudice to any other right or remedy it might have and without relieving HSS of its obligations to make fixed monthly Facility Fee payments to LAC as set forth in Paragraph 4.1 (a) until the expiration of the term hereof, terminate this Agreement with the exception of the Indenture of Lease which shall continue at LAC's option until the earlier of the date LAC removes its Plant Facility from the Leased Premises or its stated expiration date.

15.3 Should LAC be in material default under this Agreement and should this Agreement be terminated by HSS as provided elsewhere herein, then the Indenture of Lease attached hereto as Appendix A shall be subject to termination or shall terminate, as the case may be.

15.4 LAC shall have the right to terminate this Agreement at any time on notice to HSS in the event of any termination of the Indenture of Lease Agreement attached hereto.

16.0  - WARRANTIES

LAC MAKES NO GUARANTEE OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, AND SPECIFICALLY BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING MAKES NO WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE, EXCEPT THAT THE NITROGEN DELIVERED HEREUNDER SHALL CONFORM TO THE SPECIFICATIONS HEREIN PROVIDED FOR. LAC assumes no responsibility for events resulting from the use or non-suitability for any purpose of any Nitrogen delivered hereunder.

17.0  - INDEMNIFICATION

17.1 HSS and LAC covenant and agree, subject to 17.2 below, to indemnify and hold one another harmless from and against any and all claims, losses, demands actions or causes of action, including any and all cost or expense of any nature or kind related thereto, suffered by or brought against LAC or HSS, as the case may be, resulting from the negligence of the indemnifying party, their employees, agents or assigns and arising from or incidental to the maintenance and operation of the LAC Plant Facility, in the case of LAC's indemnity obligations, and HSS's Plant Facilities in the case of HSS's indemnity obligations, except to the extent that any such claim, loss demand, action or cause of action results from or is attributable to the negligent acts or omissions of HSS or LAC, its employees, agents or assigns, as the case may be.

17.2 Notwithstanding anything else to the contrary contained in this Agreement, neither LAC nor HSS shall be liable to each other for SPECIAL, INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, howsoever occurring.

18.0  - FORCE MAJEURE

18.1 If the performance of the obligations hereunder of either party (other than the obligations to make payment) are prevented, delayed, restricted, or interfered with by reason of:

      a. Act of God, fire, explosion, strike, lockout, labor dispute, casualty or accident, lack or failure of transportation facilities, epidemic, cyclone, flood, earthquake, drought, lack or failure of sources of supply of labor, power, cooling water or materials, Major Equipment failure (LAC will maintain all equipment according to vendor specifications and industry accepted standards), environmental contamination (except if environmental contamination is caused by the fault of the party claiming force majeure. LAC will follow all industry accepted standards for environmental considerations); or,

      b. War, revolution, civil insurrection, acts of public enemies, blockage or embargo; or,

      c. Any law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority, or representatives of any government, whether subsequently declared valid or invalid; or,

      d. Any other causes similar or dissimilar to those above enumerated beyond the reasonable control of the party invoking force majeure, provided however, adverse economic or business conditions shall not be considered reasons of force majeure hereunder, then the party so prevented, provided it gives prompt written notice to the other party, shall be excused from all performance of its obligations hereunder to the extent its obligations are so prevented, delayed, interfered with, or restricted as a result of such force majeure event. Neither party shall be required to make any concession or grant any demand or request in order to bring to an end any strike or other concerted act of workers, but each party shall exert its best efforts to continue in the performance of its obligations under this

            Agreement, and to bring the period of force majeure to an end as expeditiously as possible.

18.2 If for any period a force majeure covered by Paragraph 18.1 reduces or fully interrupts the production, compression, or delivery of Gaseous Nitrogen from the LAC Plant Facilities, LAC shall use its best effort to supply and deliver HSS's Nitrogen requirements to the extent necessary by means of vaporized Hauled-In Liquid Nitrogen in accordance with Paragraph 3.1.

19.0  - TERM

19.1 The Term of this agreement shall (as indicated above) begin on the Effective Date and, except as otherwise herein specifically provided, shall continue for an Initial Period beginning on the said Effective date and continuing until the end of 120th month following the Completion Date. After the end of the said 120th month the Term shall further continue for one year terms unless written notice of termination is given by either party at least twelve (12) months prior to the end of the said 120th month or of any anniversary thereof. It is further understood, however, that if, as of August 15, 1993, the expanded #1 Plant has not been completed and made operational (unless its not having been completed or become operational is for reasons of force majeure, in which case, at LAC's option, the August 15th, 1993 date shall be further extended by the period of force majeure), HSS or LAC shall have the right, by notification of the other party within 30 days following the August 15th, 1993 date (such notice to be effective within 12 months thereafter) to terminate this Agreement insofar as it relates to Plant #1.

19.2 HSS shall have the option of terminating this agreement subject to the conditions set forth in paragraph 7.3, at any time after two (2) years from the Completion Date and prior to the expiration of the Initial Period hereof, by giving LAC at least a twelve (12) months prior written notice of termination. Upon the effective date of such termination and as a condition thereof, HSS shall pay to LAC a lump sum cancellation fee (prorated for fractional parts of a year) calculated as follows:

      Residual Life                                Cancellation Fee Expressed As
      of the                                       The Monthly Facility
      Initial Period                               Fee Multiplied By
      --------------                               -----------------------------
      8 Years                                               30 Months
      7 Years                                               26 Months
      6 Years                                               22 Months
      5 Years                                               17 Months
      4 Years                                               14 Months
      3 Years                                               10 Months
      2 Years                                                5 Months
      1 Year                                                 3 Months

20.0  - ASSIGNMENT

Neither LAC nor HSS shall assign this Agreement or any rights or obligations contained herein without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided however, that: (i) without requesting HSS's approval, LAC may assign this Agreement or all or any part of the payments due it hereunder to any subsidiary or affiliate, or to any bank, leasing company, insurance company, investment syndicate, or other, similar financial entity, although in either case LAC shall remain liable to HSS for all of its obligations hereunder and payment to an assignee of any amount hereunder shall be subject to set off or recoupment for any present or future claim(s) which HSS may have against LAC, and (ii) without requesting LAC's approval, HSS may assign this Agreement in its entirety to any financially responsible, wholly owned subsidiary of HSS operating HSS's Plant Facilities provided that HSS shall remain primarily liable to LAC for all obligations hereunder. LAC has the right to require that HSS's obligations hereunder shall inure to and be binding upon any successor in interest to HSS's Plant Facilities.

21.0  - NOTICE

All notices, orders, statements, reports, payments or other communications between the parties hereto required or made necessary by the terms of this Agreement shall be in writing and shall be considered as having been delivered on the date of delivery if delivered personally or on the third day after mailing if sent by regular or certified mail, to:

      HARRIS CORPORATION SEMICONDUCTOR SECTOR
      125 Crestwood Road
      Mountaintop, Pennsylvania 18707-2189
      Attention:  Purchasing Manager
      COPY:  Sector Counsel

      LIQUID AIR CORPORATION
      Merchant Gases Division
      2121 North California Boulevard
      Walnut Creek, California 94596
      Attention:  Business Manager, On-Site Gases
      COPY:  Vice President - Legal and Corporate Affairs

22.0  - GENERAL

22.1 This Agreement between the parties hereto shall supersede all previous and contemporaneous writings, oral understandings and negotiations with reference to the subject matter hereof, and replaces and supersedes the following agreements between the parties (and the related indentures of lease thereunder) except for moneys owing on account by HSS to LAC for product purchases (including Facility Fees but not termination fees for the #2 plant contract replaced by this contract) prior to termination of the previous agreements. Neither party is aware of any claim that it has or is intending to assert against the other under the said previous agreements.

- Agreement entitled Nitrogen Supply Agreement dated March 28, 1990 relating to #2 plant:

- Agreement entitled Nitrogen Supply Agreement dated January 1st, 1987 relating to #1 plant.

22.2 Should any provision of this Agreement become unenforceable, invalid or be declared illegal, then that provision shall be considered severed from the rest of this Agreement and shall not affect the validity of the remainder of this Agreement.

22.3 It is agreed that LAC is an independent contractor for the performance of all work and the supply of all products and services under this Agreement and that for accomplishment of the desired result with respect to the performance of all work and supply of the products and services hereunder.

      HSS is not to exercise any control over LAC's methods or means of accomplishment, or independent contractors, except as specifically set forth herein.

22.4 This Agreement can be modified only by written instrument executed by duly authorized representatives of both LAC and HSS.

22.5 This Agreement shall be governed and construed and the rights of the parties hereto shall be enforced according to the laws of the State of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have signed before the witnesses as of the date and year first above written.

                     HARRIS CORPORATION SEMICONDUCTOR SECTOR

/s/ Howard E. Rothman                   PER: [illegible]
------------------------------------         -----------------------------------
WITNESS:
                                        TITLE: VP - General Manager,
                                               Manufacturing
                                               ---------------------------------

                             LIQUID AIR CORPORATION

                             MERCHANT GASES DIVISION

[illegible]                             PER: [illegible]
------------------------------------         -----------
WITNESS:
                                        TITLE: President - Merchant Gases
                                               ---------------------------------

                                   APPENDIX A

                               INDENTURE OF LEASE

THIS LEASE, is made as of the _____ day of __________, 19___, between HARRIS CORPORATION SEMICONDUCTOR SECTOR, a corporation under the laws of the State of Delaware, having offices at Melbourne, Florida, hereinafter called "Lessor" and LIQUID AIR CORPORATION, a corporation duly incorporated under the laws of the State of Delaware with a place of business at 2121 North California Boulevard, Walnut Creek, California 94596, hereinafter called "Lessee".

                                   WITNESSETH

WHEREAS:

The Lessor has entered into an agreement dated __________, 19___, with the Lessee providing for the on-site supply of Nitrogen by the Lessee to the Lessor ("Nitrogen Supply Agreement").

Whereas the said Nitrogen Supply Agreement replaces and supersedes two similar supply agreements between Lessee and Lessor, and

Whereas each of the said previous supply agreements included within it an Indenture of Lease covering premises occupied by Lessee in connection with its production and supply activities under the said supply agreements, and

Whereas Lessor and Lessee wish to continue through this one, new Indenture of Lease, without interruption, the lease relationship established under the aforesaid prior Indentures of Lease

NOW, THEREFORE, the parties hereto agree as follows:

1.0   - AGREEMENT TO LEASE

The Lessor hereby agrees to lease to the Lessee the Property described in
Exhibit I (comprising the land previously leased plus a small addition thereto) hereof in consideration of payment of One Dollar ($1.00) by Lessee, receipt of which is hereby acknowledged by Lessor. This lease supersedes and replaces the Indentures of Lease referred to hereinabove and continues the lease relationship set forth therein. The Lessee hereby accepts the leased premises "as is" having made the rental payment set forth herein.

2.0   - TERM

The initial term of this Lease shall commence on the Effective Date of the Nitrogen Supply Agreement and continue until the end of the one hundred twentieth month following the Completion Date referred to in the said Nitrogen Supply Agreement ("Initial Term"), except as provided in Paragraph 7.3 or 19.2 of the said Nitrogen Supply Agreement. Subject to the Initial Term, the term of this Lease shall be extended for such further periods as may be necessary to conform with any extensions of the Nitrogen Supply Agreement.

3.0   - LESSEE'S IMPROVEMENTS

3.1 The Lessor and the Lessee agree that the Property shall be used by the Lessee to operate and maintain thereon a Nitrogen generating facility and associated equipment for the purpose of supplying Lessor with gaseous Nitrogen. Lessee is prohibited from using the premises for anything other than the purpose stated herein. Lessee will obtain any necessary permits or licenses required to conduct its business on the property described in this Agreement and agrees to comply with all laws applicable to its manner of use.

3.2 The Lessor acknowledges and covenants that the Nitrogen generating facility placed on the Property including without limitation any and all buildings, machinery, storage tanks and equipment, and all supplies and spare parts stored on the Property (the Nitrogen generating facility and all supplies and spare parts thereof are collectively referred to hereinafter as "Lessee's Improvements") shall be and shall remain at all times personal property of the Lessee without regard to the manner of affixation of the Lessee's Improvements. The Lessee's Improvements include those already in existence and in place (which Lessee may continue to locate and operate on the Property notwithstanding the superseding of the prior leases pursuant to which the said Lessee Improvements were placed on the Property) by Lessee in connection with the intended expansion thereof by Lessee.

3.3 The Lessor shall permit the Lessee to erect a fence around the property and to post one or more signs in conspicuous places on the property and on the Lessee's Improvements identifying the Lessee's Improvements as belonging to the Lessee. Without limiting the generality of the foregoing, the Lessee may firmly affix to any Lessee's Improvement on the Property one or more decalcomania or metal plates showing the Lessee as the owner.

3.4 The Lessor will not deliver or indirectly create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien, charge, encumbrance or claim on or with respect to Lessee's leasehold interest or Lessee's Improvements, title thereto or any interest therein, and the Lessor shall promptly at its own expense, take such action as may be necessary duly to discharge any such mortgage, security interest, pledge, lien, charge, encumbrance or claim, except where such relates to fixtures which are part of the heating, plumbing and sewage disposal, water supply, air conditioning and power and lighting systems, none of which will, in the considered judgment of Lessor significantly interfere with Lessee's use of the LAC Plant Facility. If the Lessor fails to promptly discharge any such mortgage, security interest, pledge, lien, charge, encumbrance of claims, except where such relates to fixtures which are part of the heating, plumbing and sewage disposal, water supply, air conditioning and power and lighting systems, the Lessor shall deliver to the Lessee a payment bond, in form and substance satisfactory to the Lessee, covering the claim, failing which Lessee shall secure same for cost of Lessor.

3.5 The Lessor covenants that it will at all times waive any claim it may have against the Lessee's Improvements, including without limitation any claim based on the laws of the state in which the Lessee's Improvements are fixtures and form a part of the realty.

3.6 The Lessor shall not permit any indebtedness of the Lessor to be secured by an interest in the Lessee's Improvements or the Property and shall indemnify and save harmless the Lessee from any loss, cost, damage, injury or expense suffered by reason of any claim of third persons whomsoever (whether as purchaser, secured party or otherwise) who assert rights in the Lessee's leasehold interest, the Property, or the Lessee's Improvements.

3.7 The Lessee will not directly or indirectly create, incur, assume or suffer to exist any mortgage, security interest, pledge, lien, charge, encumbrance or claim on or with respect to the Property, or, title thereto or any interest therein, and the Lessee shall promptly at its own expense, take such action as may be necessary duly to discharge any such mortgage, security interest, pledge, lien, charge, encumbrance or claim. If Lessee fails to promptly discharge any such mortgage, security interest, pledge, lien, charge, encumbrance of claims, the Lessee shall deliver to the Lessor a payment bond, in form and substance satisfactory to the Lessor, covering the claim, failing which Lessor shall secure same for cost of Lessee.

3.8 The Lessee shall not permit any indebtedness of the Lessee to be secured by an interest in the Property and shall indemnify and save harmless the Lessor from any loss, cost, damage, injure or expense suffered by reason of any claim of third persons whomsoever (whether as purchaser, secured party or otherwise) who assert rights in the Property.

4.0   - UTILITIES AND TAXES

4.1 The Lessor agrees to pay for the installation, maintenance and cost of all utilities necessary for the Lessee's operation of the Lessee's LAC Plant Facility on the Property as set forth in the Nitrogen Supply Agreement.

4.2 The Lessor shall pay or cause to be paid all taxes, assessments (including, but not limited to, all assessments for public improvement or benefit), rates and charges for public utilities, excises, levies, license and permit fees and other governmental charges, general and special, ordinary and extraordinary, of any kind and nature whatsoever, (hereinafter referred to collectively as the "Taxes") which at any time during the term of this Lease may have been or may be assessed, levied, imposed upon or become due or payable out of, or in respect of, or become a lien on, the Property or the Lessee's Improvements, or both, or this Lease. If the Lessor shall fail to pay any Taxes when due, the Lessee may pay such Taxes then due provided Lessee has furnished Lessor a minimum of thirty days notice to pay such taxes and the Lessor shall promptly reimburse Lessee. Nothing herein is intended to impose upon the Lessee an obligation to pay any such Taxes.

5.0   - ACCESS

The Lessor hereby grants the Lessee for the term of this Lease and any extension or renewal thereof, a non-exclusive, irrevocable right-of-way over existing roads on Lessor's property for the purpose of providing ingress and egress to and from the Property for the Lessee and any of its employees, contractors, agents, representatives, business visitors, vehicles, equipment, and pipelines. Lessee agrees that its employees, agents, and representatives shall observe and comply with all safety rules and regulations established by Lessor and delivered to Lessee while such individuals are on or in the vicinity of Lessor's property.

6.0   - TERMINATION

6.1 Except as provided in the Nitrogen Supply Agreement, neither party shall terminate this Lease during the period the Nitrogen Supply Agreement remains in force. The Lessor further covenants that during the term of this Lease it shall not disturb the quiet enjoyment of the Lessee on the Property, provided that Lessee is not in default under this Agreement.

6.2 Upon expiration or termination of this Lease, the Lessee shall remove the Lessee's Improvements from the Property as soon as practical but no later than twelve (12) months after such expiration or termination date, and shall surrender the Property to the Lessor in a generally level and clear condition.

6.3 If the Lessee fails to remove the Lessee's Improvements after twelve (12) months of the expiration or termination of this Lease, as applicable, the Lessor may at its option remove the Lessee's Improvements upon giving ten
      (10) days' notice to the Lessee and at the expense of the Lessee and such expense shall become due and payable upon presentation of satisfactory evidence of such expense having been incurred by Lessor.

6.4 If the Property and the Lessee's Improvements are taken by right of eminent domain or other authority of law during the term of this Lease, this Lease shall immediately terminate. Any compensation paid for the taking of the Property and the Lessee's Improvement shall be prorated in the ratio of the value of the Property to the value of the Lessee's Improvements and that amount attributable to the Lessee's Improvements shall be paid promptly to the Lessee.

7.0   - GOVERNING LAW

This Lease shall be governed by and construed under the laws of the State of Pennsylvania.

8.0   - NOTICES

Any notice required or permitted by the terms of this Lease or otherwise shall be deemed to have been duly given if securely sealed in a postpaid envelope and mailed by certified mail, return receipt requested, and if to be given to the Lessor, addressed as follow:

      HARRIS CORPORATION SEMICONDUCTOR SECTOR
      125 Crestwood Road
      Mountaintop, Pennsylvania 18707-2189
      Attention:  Purchasing Manager

and, if to be given to the Lessee, addressed as follows:

      LIQUID AIR CORPORATION
      Merchant Gases Division
      2121 North California Boulevard
      Walnut Creek, California 94596
      Attention:  Vice President - Legal and Corporate Affairs

Any party may change its address by giving notice in the manner provided herein.

9.0   - GENERAL

9.1 This Lease shall not be assignable by either party, except in Accordance with the Nitrogen Supply Agreement.

9.2 Subject to Paragraph 9.1, the terms, covenants and conditions of this Lease shall be binding upon and shall be enforceable by the Lessor and the Lessee and their respective successors and assigns.

9.3 If any one or more of the provisions contained in this Lease shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired.

9.4 This Lease shall not be amended, altered or changed except by written agreement signed by both parties.

9.5 The Lessor and the Lessee agree that this Lease may be recorded with the recorder's office for the Mountaintop, Pennsylvania, area at any time after the date hereof, and the parties agree to execute at the request of either party of all other documents or instruments necessary or appropriate to perfect the Lessee's rights and interest hereunder and/or for registration of this Lease.

9.6 This lease is part of the Nitrogen Supply Agreement and in the event of conflict, the terms of the Nitrogen Supply Agreement shall prevail.

IN WITNESS WHEREOF, the parties hereto have caused this Lease to be duly and properly executed as of the day and year first above written.

                     HARRIS CORPORATION SEMICONDUCTOR SECTOR

                                        PER:
------------------------------------         -----------------------------------

ATTEST:                                                  LESSOR

                                        TITLE:
                                               ---------------------------------

                             LIQUID AIR CORPORATION

                             MERCHANT GASES DIVISION

                                        PER:
------------------------------------         -----------------------------------

ATTEST:                                                  LESSOR

                                        TITLE:
                                               ---------------------------------

ADD ACKNOWLEDGEMENTS

                             EXHIBIT I TO APPENDIX A

                    METES AND BOUNDS DESCRIPTION OF PROPERTY

      Note: Exhibit I to Appendix A consisting of the metes and bounds of the Property covered by the Indenture of Lease as depicted on Appendix E to the Product Supply Agreement, shall be furnished by Buyer to Seller in form satisfactory to Seller, by no later than the 30th day following the Effective Date of the Agreement. If Buyer fails to do so, Seller shall have the right, in addition to all other rights it then has, to terminate the Product Supply Agreement for default, in accordance with Section 15.0 thereof. Upon receipt of the said Exhibit I by Seller from Buyer, Seller shall be authorized to attach it to the original of the Indenture of Lease for use in making recordation thereof.

Agreed:

SELLER - Liquid Air Corporation

         By
            -----------------------------------

BUYER - Harris Corporation Semiconductor Sector

         By
            -----------------------------------

                                 ACKNOWLEDGEMENT

State of California          )
                             )     ss.:
County of Contra Costa       )

      On this _____ day of September, 1992, before me, the undersigned notary, personally appeared _________________________ who acknowledged herself/himself to be the an officer, namely the _________________________ of Liquid Air Corporation, and that, as such, she/he, being authorized to do so, executed the foregoing Indenture of Lease for the said corporation for the purposes therein contained.

      In witness whereof, I have sent my hand and official seal hereto.


                                        X
                                        ----------------------------------------
                                        Name
                                             -----------------------------------
                                        Notary Public, Contra Costa County
                                        State of California

Seal of Notary

Date________________________________

                                 ACKNOWLEDGEMENT

State of Florida       )
                       )     ss.:
County of Brevard      )

      On this _____ day of September, 1992, before me, the undersigned, personally appeared Jeffrey D. Peters who acknowledged himself to be an officer, namely the Vice President-General Manager Manufacturing of Harris Corporation, Semiconductor Sector, and that, as such, he being authorized to do so, executed the foregoing Indenture of Lease for the said corporation for the purposes therein contained.

      In witness whereof, I have set my hand and official seal hereto


                                       ----------------------------------------
                                       Name:  Daniel J. Heneghan
                                       Title: Controller and Assistant Secretary
                                              Harris Corporation
                                              Semiconductor Sector

Seal of Notary

           WITNESS my hand and seal this ___ day of __________ 1992.

                      Signed _____________________________

                             My Commission Expires:

                                 ACKNOWLEDGEMENT

State of Pennsylvania           )
                                )     ss.:
County of ________________      )

      On this _____ day of June, 1992, before me, the undersigned, personally appeared __________________________ who acknowledged herself/himself to be the an officer, namely the ____________________________ Harris Corporation, and that, as such, she/he, being authorized to do so, executed the foregoing Indenture of Lease for the said corporation for the purposes therein contained.

      In witness whereof, I have sent my hand and official seal hereto.


                                        X
                                        ----------------------------------------
                                        Name
                                             -----------------------------------
                                        Title
                                              ----------------------------------

Seal of Notary

Date _______________________________

                                   APPENDIX B
                         ESTIMATED UTILITY REQUIREMENTS

HSS shall supply LAC Plant Facility with its entire Plant design utility requirements at no charge to LAC. Said utilities shall be delivered to the battery limits of the LAC Plant Facility. The estimated requirements at the plant design conditions are as follows:

A.    ELECTRIC POWER

1.    480 volt, 3 phase, 60 cycle
2.    Expected Total Operating Demand:

      #2 facility = 195 KW for 18,000 SCFH
      #1 facility = 705 KW for 65,000 SCFH

B.    COOLING WATER
      #2 Plant = 10 gallons per minute
      #1 Plant = 6.0 gallons per minute

C.    POTABLE WATER AND SEWAGE
      Hookups to be provided by HSS for fire fighting capability and personnel requirements. Expected sewer load is nominal.

                                   APPENDIX C

                           SAMPLE HARRIS CALENDAR YEAR

                                  APPENDIX "D"

            Normal Atmospheric Air
            Gas                                    Concentration
            Nitrogen                               78.11%
            Oxygen                                 20.96%
            Argon                                  0.93%
            C0(2)                                  350 ppm
            Neon                                   18 ppm
            Helium                                 5 ppm
            Methane                                2 to 6 ppm
            Hydrocarbons (C2 +)                    <2 ppm
            Nitrogen Oxides                        <1 ppm
            Carbon Monoxide                        <1 ppm
            Krypton                                1.1 ppm
            Hydrogen                               0.3 to 0.5 ppm
            Ozone, 0(3)                            <0.2 ppm
            Xenon                                  0.09 ppm
            Water                                  according to ambient humidity
            S0(x)                                  Nil

                                   APPENDIX E

                           Plot Plan for LAC Facility


                                       52